Exhibit 10.1

Consulting Agreement

1.      Parties

This Consulting Agreement (“Agreement”) is between Nuvilex, Inc. (“Nuvilex”) and Patricia Gruden (“Consultant”) dated as of October 1, 2014.

2.	Term of this Agreement

The term of this Agreement (“Term”) shall commence on October 1, 2014 (“Effective Date”) and shall expire on September 30, 2016. This Agreement may be terminated by Nuvilex, without cause and at the sole discretion of Nuvilex, by giving Consultant 30 days’ notice prior to the effective date of the termination.

3.	Services to be Performed by Consultant

Consultant shall be available and agrees, at the request of the Chief Executive Officer of Nuvilex, to perform consulting services of the following general description as an independent contractor to the Company during the Term: (i) assist with planning, organizing and managing the activities related to accounting and finance of Nuvilex; (ii) assist with planning, organizing, preparing and managing all financial and tax information pertaining to Nuvilex; (iii) assist with planning organizing, preparing and managing all financial and tax related reports; (iv) assist with managing the provision of all audit services to Nuvilex through outside consultants; (v) assist with the transition of Consultants former job duties as the Chief Financial Officer and Treasurer to a Controller to be retained by Nuvilex; and (vi) such other duties as the Chief Executive Officer of Nuvilex shall assign from time to time (collectively, “Services”).

4.	Compensation

Nuvilex will pay Consultant cash compensation of $10,000 per month for each month during the Term, payable by the first day of the month following each month during which this Agreement is in effect.

5.	State and Federal Taxes

Consultant shall assume full responsibility for the payment of any taxes (or any other obligations or payments) that may be claimed as owed by any unit of government as a result of remuneration paid to Consultant for the performance of the Services.

6.	Independent Contractor Status

The parties intend Consultant to act as an independent contractor in performing the Services as, when, and if requested to do so by the Chief Executive Officer of Nuvilex. Consultant shall use her own expertise and judgment in performing the Services, recognizing that Nuvilex is relying on Consultant to consult, when appropriate, with employees and representatives of Nuvilex when appropriate to do so.

1

7.	Expenses

Consultant is responsible for all expenses required for the performance of the Services, unless Consultant receives written consent from the Chief Executive Officer of Nuvilex to be reimbursed for such expenses. Such consent may be in the form of an email from the Chief Executive Officer of Nuvilex.

8.	Confidential Information

In order to assist Consultant in performing the Services, Nuvilex may supply Consultant, from time to time, with confidential information concerning Nuvilex. Consultant shall hold such information confidential and not disclose to others, either directly or indirectly, any and all such confidential information, propriety information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, financial data and other business information, which may be learned by Nuvilex or any of its subsidiaries and affiliated companies (collectively, “Nuvilex Group”) before and during the Term (collectively, “Confidential Information”), unless such information has been furnished directly to Consultant by the Nuvilex Group and Consultant is advised in writing by Nuvilex that such information is not Confidential Information. Consultant acknowledges that the terms and conditions of this Agreement are deemed confidential by Nuvilex and agrees not to disclose any information regarding it to any third party, without the prior written consent of Nuvilex. All documents containing Confidential Information shall be returned to Nuvilex, and no copies shall be retained by Consultant upon the termination of this Agreement or expiration of the Term.

Notwithstanding the foregoing, such duty of confidentiality does not extend to information: (i) which is or comes into the public domain; (ii) is rightfully obtained from third parties under a duty of confidentiality; or (iii) which is independently developed without reference to the Confidential Information. The duties of confidentiality imposed by this Agreement shall survive any termination of this Agreement or expiration of the Term for a period of 3 years. All data and information developed by Consultant (including notes, summaries, and reports) while performing the Services shall be kept strictly confidential and shall not be revealed to third parties without the prior written consent of Nuvilex. All such data and information shall be owned by Nuvilex and shall be delivered to Nuvilex by Consultant at the request of Nuvilex.

9.	Insider Trading Policy

Consultant shall sign and adhere strictly to the Insider Trading Policy of Nuvilex, a copy of which is being provided to Consultant concurrently with this Agreement being provided to Consultant to sign and return to Nuvilex.

10.	Other Clients of Consultant

Nuvilex understands that, in addition to providing the Services to Nuvilex, Consultant may be retained, directly or indirectly, by other individuals or entities to provide services separate and apart from the Services being provided to Nuvilex. Consultant shall be responsible for following appropriate procedures to avoid any breach of the provisions of Section 8 of this Agreement or any conflicts of interest on the part of Consultant which relate to the performance of the Services Consultant is providing to Nuvilex. Any individual or entity seeking to retain Consultant to provide consulting services must be screened in advance for a conflict of interest with Nuvilex. If a conflict of interest exists or appears to exist, Consultant shall not perform any services for such third party, unless and until the conflict is resolved to the satisfaction of Nuvilex. Consultant shall not discuss with her other clients the Services being performed pursuant to this Agreement; likewise, Consultant shall not discuss with personnel of Nuvilex issues pertaining to Consultant's work for her other clients.

2

11.	Non-Competition

Consultant acknowledges that, during the period of his employment with Nuvilex, he has come into contact with and has been privy to confidential, proprietary and trade secret information of Nuvilex. As a result, and subject only to the rights and obligation set forth in this Agreement, Consultant shall not, directly or indirectly, including without limitation, as an agent, consultant, employee, independent contractor, manager, partner, principal shareholder or proprietor in any jurisdiction in which Nuvilex has engaged in business activity or plans to be so engaged and which is currently known to Consultant for 2 years from the Effective Date. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Consultant agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

12.	Inventions and Patents

Consultant acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Nuvilex or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Consultant while employed by Nuvilex or while performing consulting services to Nuvilex belong to Nuvilex.

13.	Termination for Cause

Nuvilex shall have the right at any time to terminate this Agreement for “Cause” in any of the following events:

(a) Consultant commits any material breach of any provision of this Agreement and, in the case of a breach capable of remedy, fails to remedy such breach within 30 days after Consultant’s receipt of a Notice (defined below) from Nuvilex setting forth the full particulars of the breach and requiring it to be remedied; or

(b) Consultant refuses or neglects to comply with any lawful orders or directions given to her by Nuvilex.

14.	Dispute Resolution

If a dispute arises relating to this Agreement or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, claims of discrimination or any other claims under any federal, state or local law or regulation now in existence or hereinafter enacted, and as amended from time to time (“Dispute”), the parties shall attempt in good faith to settle the Dispute through mediation conducted by a mediator to be mutually selected by the parties. The parties shall share the costs of the mediator equally. Each party shall cooperate fully and fairly with the mediator, and shall attempt to reach a mutually satisfactory compromise of the Dispute. If the Dispute is not resolved within 30 days after it is referred to the mediator, it shall be resolved through final and binding arbitration as specified in this Section 14.

3

Binding arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) sitting in New York, New York, for resolution by a single arbitrator acceptable to both parties. If the parties fail to agree to an arbitrator within 10 days of a written demand for arbitration being sent by one party to the other party, then JAMS shall select the arbitrator according to the JAMS Rules for Commercial Arbitration. The arbitration shall be conducted in accordance with the JAMS Rules for Commercial Arbitration. The award of such arbitrator shall be final and binding on the parties and may be enforced by any court of competent jurisdiction. In the event of arbitration to resolve a Dispute, the prevailing party shall be entitled to recover its attorney’s fees and other out-of-pocket costs incurred in connection therewith from any non-prevailing party involved therein.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without resort to New York’s conflict-of-laws rules.

16.	Assignment of the Agreement; Delegation of Responsibilities; Successors and Assignees

Consultant shall not assign any of his rights under this Agreement or delegate any of his responsibilities, without the prior written consent of Company which may be exercised in its sole discretion. This Agreement binds and benefits the heirs, successors and assignees of the parties to this Agreement, subject to the prohibition on assignments contained in this Section 16.

17.	Notices

All notices, requests and demands to or upon a party to this Agreement (“Notice”), to be effective, shall be in writing and shall be sent: (i) certified or registered mail, return receipt requested; (ii) by personal delivery against receipt; (iii) by overnight courier; or (iv) by email and, unless otherwise expressly provided in this Agreement, and shall be deemed to have been validly served, given, delivered and received: (x) on the date indicated on the receipt, when delivered by personal delivery against receipt or by certified or registered mail; (y) one business day after deposit with an overnight courier; or (z) in the case of email notice when sent. Notices shall be addressed as follows:

4

Nuvilex, Inc.

12510 Prosperity Drive

Suite 310

Silver Spring, Maryland 20904-1643

Email: kwaggoner@nuvilex.com

Attention: Chief Executive Officer

Patricia Gruden

3782 New Moon Avenue

The Villages, Florida 32162

Email: pgruden1009@gmail.com

18.	Waiver

If one party waives any term or provision of this Agreement at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its or his rights or remedies under this Agreement, the party retains the right to enforce that term or provision at a later time.

19.	Severability

If any court determines that any provision of this Agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this Agreement invalid or unenforceable, and such provision shall be modified, amended or limited only to the extent of necessary to render it valid and enforceable.

20.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to be one and the same agreement.

[The balance of this page has been left blank intentionally.]

5

21.	Entire Agreement and Modification

This Agreement contains the entire agreement and understanding concerning the subject matter hereof by the parties and supersedes and replaces all prior negotiations, proposed agreements and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement. This Agreement may be amended or modified by a written instrument signed by both of the parties.

Nuvilex, Inc.

By: /s/ Kenneth L. Waggoner

Printed Name: Kenneth L. Waggoner

Title: Chief Executive Officer

Consultant

By: /s/ Patricia Gruden

Printed Name: Patricia Gruden

6